Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2020 Financial Results

Company to Host Earnings Conference Call on Wednesday, August 12, 2020, at 8:00 am ET

BAODING, China, August 11, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2020	2019	% Change
Revenues	26.36	33.62	-21.6%
Regular Corrugating Medium Paper (“CMP”)*	17.37	20.88	-16.8%
Light-Weight CMP**	4.50	5.31	-15.2%
Offset Printing Paper	1.26	6.24	-79.8%
Tissue Paper Products	2.38	1.19	100.2%
Face Masks	0.85	NM	NM

Gross profit	2.56	2.91	-12.0%
Gross profit (loss) margin	9.7%	8.7%	1.1 pp****
Regular Corrugating Medium Paper (“CMP”)*	9.0%	7.7%	1.3 pp****
Light-Weight CMP**	12.5%	6.7%	5.9 pp****
Offset Printing Paper	23.7%	26.0%	-2.3pp****
Tissue Paper Products***	-15.7%	-56.7%	41.0 pp****
Face Masks	59.5%	NM	NM

Operating income (loss)	-0.80	0.53	-250.2%
Net income	-0.98	0.45	-317.8%
EBITDA	2.90	4.63	-37.4%
Basic and Diluted earnings (loss) per share	-0.04	0.02	-282.3%

* Products from PM6
** Products from PM1
*** Products from PM8 and PM9
**** pp represents percentage points

●	Revenue decreased by 21.6% to $26.4 million, primarily attributable to a 13%-21% decrease in average selling prices (ASPs) for all paper products and substantial decrease in sales volume of offset printing paper, partially offset by the increases in sales volume of tissue paper products.

●	Gross profit decreased by 12.0% to $2.6 million. Total gross margin increased by 1.1 percentage point to 9.7%. Gross margins increased from a range of 1.3 to 41 percentage points over all paper products except for offset printing paper. Gross margin for face masks was 59.5%.

●	Loss from operations was $0.8 million, compared to income from operations of $0.5 for the same period of last year.

●	Net loss was $1.0 million, or loss of $0.04 per basic and diluted share, compared to net income of $0.5 million, or $0.02 per basic and diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 37.4% to $2.9 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “Despite our sales and operations were impacted by the COVID-19 pandemic during the first quarter, we made improvements in the second quarter as our paper products business recovered and new face mask business launched in April generated revenue of 0.9 million with gross margin of 59.5%. Our tissue paper continued a 100% growth in revenue and hit a record high with sales volume of 2,884 tonnes. Due to the pandemic impact to downstream industry, we experienced a 13% to 21% decrease in ASPs over all paper products categories, however, except for offset printing paper, we did not see much sales volume fluctuation from our paper products during the second quarter, so we expect the ASPs for all paper products will be stabilized as the ante-pandemic economy recovery continues through the whole industry chain.”

Revenue

For the second quarter of 2020, total revenue decreased by $7.3 million, or 21.6%, to $26.4 million from $33.6 million for the same period of last year. The decrease in total revenue was mainly due to flat sales volume from CMP products, decreases in ASPs for all paper products and a substantial decrease in sales volume of offset printing paper, partially offset by the increase in sales volume of tissue paper products.

The following table summarizes revenue, volume and ASP by product for the second quarter of 2020 and 2019, respectively:

	For the Three Months Ended June 30,
	2020			2019
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	17,372	46,979	370	20,883	47,994	435
Light-Weight CMP	4,503	12,611	357	5,311	12,582	422
Offset Printing Paper	1,262	2,183	578	6,237	8,559	729
Tissue Paper Products	2,380	2,884	825	1,189	1,254	948
Total	26,362	64,657	408	33,620	70,389	478

		Volume	ASP		Volume	ASP
	Revenue	(thousand	($/thousand	Revenue	($/thousand	($/thousand
	($’000)	pieces)	pieces)	($’000)	pieces)	pieces)
Face Masks	846	6,280	135	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $4.3 million, or 16.5%, to $21.9 million and accounted for 83% of total revenue for the second quarter of 2020, compared to $26.2 million, or 77.9% of total revenue, for the same period of last year. The Company sold 59,590 tonnes of CMP at an ASP of $367/tonne in the second quarter of 2020, compared to 60,576 tonnes at an ASP of $432/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $3.5 million, or 16.8%, to $17.4 million, resulting from sales of 46,979 tonnes at an ASP of $370/tonne, during the second quarter of 2020, compared to revenue of $20.9 million, resulting from sales of 47,994 tonnes at an ASP of $435/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $0.8 million, or 15.2%, to $4.5 million, resulting from sales of 12,611 tonnes at an ASP of $357/tonne for the second quarter of 2020, compared to revenue of $5.3 million, resulting from sales of 12,582 tonnes at an ASP of $422/tonne for the same period of last year.

Revenue from offset printing paper decreased by $5.0 million, or 79.8%, to $1.3 million for the second quarter of 2020, from $6.2 million for the same period of last year. The Company sold 2,183 tonnes of offset printing paper at an ASP of $578/tonne in the second quarter of 2020, compared to 8,559 tonnes at an ASP of $729/tonne in the same period of last year.

Revenue from tissue paper products increased by $1.2 million, or 100.2%, to $2.4 million, resulting from sales of 2,884 tonnes at an ASP of $825/tonne, for the second quarter of 2020, compared to revenue of $1.2 million, resulting from sales of 1,254 tonnes at an ASP of $948/tonne for the same period of last year.

Revenue generated from selling face masks were $0.8 million for the second quarter ended June 30, 2020. The Company sold 6,280 thousand pieces of face masks in the second quarter of 2020.

Gross Profit and Gross Margin

Total cost of sales decreased by $6.9 million, or 22.5%, to $23.8 million for the second quarter of 2020 from $30.7 million for the same period of last year. For paper products, overall cost of sales per tonne was $368 for the second quarter of 2020, compared to $436 for the same period of last year. The decrease in overall cost of sales was mainly due to the decreased sales volume of offset printing paper, decreased manufacturing overhead costs and decreased material costs, specifically lower average unit purchase costs of recycled paper board in the second quarter of 2020. Average unit purchase costs of recycled paper board, major raw material used for our production, was approximately $195/tonne for the second quarter of 2020, compared to $230/tonne for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $336, $312, $441, and $955, respectively, for the second quarter of 2020, compared to $402, $394, $539 and $1,486, respectively, for the same period of last year. Total gross profit was $2.6 million for the second quarter of 2020, compare to the gross profit of $2.9 million for the same period of last year as a result of factors described above. Overall gross loss margin was 9.7% for the second quarter of 2020, compared to 8.7% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 9.0%, 12.5%, 23.7%, -15.7% and 59.5%, respectively, for the second quarter of 2020, compared to 7.7%, 6.7%, 26.0%,-56.7% and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $1.0 million, or 39.4%, to $3.4 million for the second quarter of 2020 from $2.4 million for the same period of last year. The increase was mainly related to the issuance of shares of common stock to officers, directors and employees of the Company, as compensatory incentive, and the issuance of shares of common stock to a consultant as compensation of service.

Income (loss) from Operations

Loss from operations was $0.8 million for the second quarter of 2020, compared to income from operations of $0.5 million for the same period of last year. The loss from operations was primarily due to increased SG&A expenses and decreased gross profit this quarter as discussed above. Operating loss margin was 3.0% for the second quarter of 2020, compared to operating margin of 1.6% for the same period of last year.

Net Income (Loss)

Net loss was $1.0 million, or $0.04 loss per basic and diluted share, for the second quarter of 2020, compared to net income of $0.5 million, or $0.02 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $2.9 million for the second quarter of 2020, compared to $4.6 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2020	2019
Net income (loss)	-0.98	0.45
Add: Income tax	-0.08	0.08
Net interest expense	0.24	0.24
Depreciation and amortization	3.72	3.86
EBITDA	2.90	4.63

First Half of 2020 Financial Results

	For the Six Months Ended June 30,
($ millions)	2020	2019	% Change
Revenues	35.11	51.07	-31.3%
Regular Corrugating Medium Paper (“CMP”)*	23.09	33.11	-30.3%
Light-Weight CMP**	6.52	8.68	-24.9%
Offset Printing Paper	1.26	6.24	-79.8%
Tissue Paper Products	3.39	3.05	11.1%
Face Masks	0.85	NM	NM

Gross profit	2.39	2.72	-12.0%
Gross profit (loss) margin	6.8%	5.3%	1.5 pp****
Regular Corrugating Medium Paper (“CMP”)*	8.0%	4.7%	3.3 pp****
Light-Weight CMP**	12.6%	2.0%	10.6 pp****
Offset Printing Paper	23.7%	26.0%	-2.3 pp****
Tissue Paper Products***	-32.1%	-21.0%	-11.1 pp****
Face Masks	59.5%	NM	NM

Operating income (loss)	-3.67	-2.64	-38.7%
Net income	-3.42	-2.27	-50.3%
EBITDA	3.96	5.44	-27.2%
Basic and Diluted earnings (loss) per share	-0.14	-0.10	-35.7%

* Products from PM6
** Products from PM1
*** Products from PM8 and PM9
**** pp represents percentage points

Revenue

For first half of 2020, total revenue decreased by $16.0 million, or 31.3%, to $35.1 million from $51.1 million for the same period of last year. The decrease in total revenue was mainly due to decrease in sales volume of CMP, offset printing paper and decrease in ASPs over all paper products categories. The following table summarizes revenue, volume and ASP by product for the first half of 2020 and 2019, respectively:

	For the Six Months Ended June 30,
	2020			2019
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	23,094	60,767	380	33,108	74,286	446
Light-Weight CMP	6,518	17,500	372	8,676	20,006	434
Offset Printing Paper	1,262	2,183	578	6,237	8,560	729
Tissue Paper Products	3,386	4,069	832	3,049	2,857	1,067
Total	34,261	84,519	405	51,070	105,709	483

		Volume	ASP		Volume	ASP
	Revenue	(thousand	($/thousand	Revenue	($/thousand	($/thousand
	($’000)	pieces)	pieces)	($’000)	pieces)	pieces)
Face Masks	846	6,280	135	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $12.2 million, or 29.1%, to $29.6 million, and accounted for 84.4% of total revenue for the first half of 2020, compared to $41.8 million, or 81.8% of total revenue for the same period of last year. The Company sold 78,267 tonnes of CMP at an ASP of $378/tonne in the first half of 2020, compared to 94,292 tonnes at an ASP of $443/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $10.0 million, or 30.3%, to $23.1 million, resulting from sales of 60,767 tonnes at an ASP of $380/tonne during the first half of 2020, compared to revenue of $33.1 million, resulting from sales of 74,286 tonnes at an ASP of $446/tonne for the same period of last year. Revenue from light-weight CMP decreased by $2.2 million, or 24.9%, to $6.5 million, resulting from sales of 17,500 tonnes at an ASP of $372/tonne for the first half of 2020, compared to revenue of $8.7 million, resulting from sales of 20,006 tonnes at an ASP of $434/tonne for the same period of last year.

Revenue from offset printing paper decreased by $5.0 million, or 79.8%, to $1.3 million for the first half of 2020 from $6.2 million for the same period of last year. The Company sold 2,183 tonnes of offset printing paper at an ASP of $578/tonne in the first half of 2020, compared to 8,560 tonnes at an ASP of $729/tonne in the same period of last year.

Revenue from tissue paper products increased by $0.3 million, or 11.1%, to $3.4 million, resulting from sales of 4,069 tonnes at an ASP of $832/tonne, for the first half of 2020, compared to revenue of $3.0 million, resulting from sales of 2,857 tonnes at an ASP of $1,067/tonne for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by $15.6 million, or 32.3%, to $32.7 million for the first half of 2020 from $48.4 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decreased sales volume of offset printing paper, decreased manufacturing overhead costs and decreased material costs, specifically lower average unit purchase costs of recycled paper board in the first half of 2020. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $350, $325, $441, and $1,099, respectively, for the first half of 2020 compared to $425, $425, $539, and $1,291, respectively, for the same period of last year.

Total gross profit decreased by $0.3 million, or 12.0%, to $2.4 million for the first half of 2020 from $2.7 million for the same period of last year. Overall gross margin increased by 1.5 percentage points to 6.8% for the first half of 2020 from 5.3% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 8.0%, 12.6%, 23.7%, -32.1% and 59.5%, respectively, for the first half of 2020, compared to 4.7%, 2.0%, 26.0%, -21.0% and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

SG&A expenses increased by $0.7 million, or 11.6%, to $6.0 million for the first half of 2020 from $5.4 million for the same period of last year. As a percentage of total revenue, SG&A expenses was 17.1% for the first half of 2020, compared to 10.6% for the same period of last year.

Loss from Operations

Loss from operations increased by $1.0 million, or 38.7%, to $3.7 million for the first half of 2020 from loss from operations of $2.6 million for the same period of last year. Operating loss margin was 10.4% for the first half of 2020, compared to 5.2% for the same period of last year.

Net Loss

Net loss increased by $1.1 million, or 50.3%, to $3.4 million, or loss per basic and diluted share of $0.14, for the first half of 2020, compared to net loss of $2.3 million, or loss per basic and diluted share of $0.10, for the same period of last year.

EBITDA

EBITDA decreased by $1.4 million, or 27.2%, to $4.0 million for the first half of 2020 from $5.4 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2020	2019
Net income (loss)	-3.42	-2.27
Add: Income tax	-0.61	-0.57
Net interest expense	0.49	0.49
Depreciation and amortization	7.50	7.79
EBITDA	3.96	5.44

Cash, Liquidity and Financial Position

As of June 30, 2020, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of $12.83 million, $10.39 million and $5.18 million, respectively, compared to $5.84 million, $8.31 million and $7.37 million, respectively, at the end of 2019.

Net accounts receivable was $3.16 million as of June 30, 2020, compared to $3.12 million as of December 31, 2019. Net inventory was $5.85 million as of June 30, 2020, compared to $1.61 million at the end of 2019. As of June 30, 2020, the Company had current assets of $27.80 million and current liabilities of $16.6 million, resulting in a working capital of $11.21 million. This was compared to current assets of $24.04 million and current liabilities of $16.84 million, resulting in a working capital of $7.21 million at the end of 2019.

Net cash provided by operating activities was $5.86 million for the first half of 2020, compared to net cash used in operating activities of $0.81 million for the same period of last year. Net cash used in investing activities was $0.98 million for the first half of 2020, compared to $5.02 million for the same period of last year. Net cash provided by financing activities was $2.27 million for the first half of 2020, compared to net cash used in financing activities of $5.29 million for the same period of last year.

Recent development

On April 29, 2020, the Company launched its production line of non-medical single-use face masks as planned, following the completion of raw materials preparation, trial run of the equipment and the sample products inspection.

On April 30, 2020, the Company entered into a securities purchase agreement with certain institutional investors to purchase approximately $2.6 million worth of its common stock in a registered direct offering and warrants to purchase shares of common stock in a concurrent private placement. Under the terms of the securities purchase agreement, as amended, the Company has agreed to sell 4.4 million shares of the Company’s common stock and issue warrants to purchase up to an additional 4.4 million shares of the Company’s common stock in a concurrent private placement transaction.

On May 5, 2020, the Company announced it planned the commercial launch of a new tissue paper production line (the “PM10”). The Company has signed an agreement to purchase paper machine with paper machine supplier and expects to launch commercial production of the PM10 following the success of its trial run.

On June 24, 2020, the Company announced that Dongfang Paper expects to launch the construction of a combined heat and power generation project utilizing biomass technology with the total construction area of 80,373 square meters which is located in its Wei County production base.

Earnings Conference Call

The Company’s management will host a conference call to discuss its second quarter 2020 financial results at 8:00 am US Eastern Time on Wednesday, August 12, 2020. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Wednesday, August 12, 2020

Conference Title: IT Tech Packaging, Inc. Second Quarter 2020 Earnings Conference Call

Conference ID: 5729875

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/5729875 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/mmc/p/fnexvsa9 .. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on August 12, 2020 to 9:59 am ET on August 19, 2020. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 5729875 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

EverGreen Consulting Inc.

Janice Wang

+86-13811768559

+1-908-510-2351

Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2020 AND DECEMBER 31, 2019

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and bank balances	$12,828,030	$5,837,745
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $57,531 and $59,922 as of June 30, 2020 and December 31, 2019, respectively)	3,164,142	3,119,311
Inventories	5,852,472	1,607,463
Prepayments and other current assets	5,874,642	11,613,241
Due from related parties	85,526	1,863,479

Total current assets	27,804,812	24,041,239

Prepayment on property, plant and equipment	1,412,529	1,433,445
Property, plant, and equipment, net	142,422,375	151,616,852
Value-added tax recoverable	2,444,304	2,621,841
Deferred tax asset non-current	11,348,246	10,485,053

Total Assets	$185,432,266	$190,198,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,073,875	$6,163,814
Current portion of long-term loans from credit union	3,658,450	1,605,459
Accounts payable	848,390	250,486
Advance from customers	184,132	98,311
Notes payable	-	-
Due to related parties	657,433	539,985
Accrued payroll and employee benefits	251,868	291,924
Other payables and accrued liabilities	4,518,691	6,503,010
Income taxes payable	399,051	1,382,471

Total current liabilities	16,591,890	16,835,460

Loans from credit union	5,183,982	7,367,908
Derivative liability	717,070	-

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $16,746,095 and $19,460,257 as of June 30, 2020 and December 31, 2019, respectively)	22,492,942	24,203,368

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 28,514,816 and 22,054,816 shares issued	28,515	22,055
Additional paid-in capital	53,974,869	51,155,174
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(8,523,112)	(6,057,537)
Retained earnings	111,378,478	114,794,796

Total stockholders’ equity	162,939,324	165,995,062

Total Liabilities and Stockholders’ Equity	$185,432,266	$190,198,430

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues	$26,362,273	$33,619,948	$35,106,124	$51,070,240

Cost of sales	(23,803,444)	(30,711,819)	(32,717,014)	(48,354,577)

Gross Profit	2,558,829	2,908,129	2,389,110	2,715,663

Selling, general and administrative expenses	(3,357,472)	(2,407,859)	(6,054,435)	(5,389,332)
Gain on acquisition of a subsidiary	-	31,397	-	31,397

(Loss) Income from Operations	(798,643)	531,667	(3,665,325)	(2,642,272)

Other Income (Expense):
Interest income	9,451	1,556	15,241	60,374
Subsidy income	(979)	236,288	142,019	236,288
Interest expense	(241,436)	(238,771)	(486,154)	(494,040)
Loss on derivative liability	(27,865)	-	(27,865)	-

(Loss) Income before Income Taxes	(1,059,472)	530,740	(4,022,084)	(2,839,650)

Provision for Income Taxes	79,441	(80,670)	605,766	567,125

Net (Loss) Income	(980,031)	450,070	(3,416,318)	(2,272,525)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	124,179	(3,548,683)	(2,465,575)	(255,003)

Total Comprehensive Loss	$(855,852)	$(3,098,613)	$(5,881,893)	$(2,527,528)

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.04)	$0.02	$(0.14)	$(0.10)

Outstanding – Basic and Diluted	24,444,761	22,022,316	24,444,761	22,022,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019

Cash Flows from Operating Activities:
Net income	$(3,416,318)	$(2,272,525)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,496,314	7,789,459
Loss on derivative liability	27,865	-
(Recovery from) Allowance for bad debts	(1,525)	6,224
Share-based compensation and expenses	1,242,000	-
Gain on acquisition of a subsidiary	-	(31,397)
Deferred tax	(1,021,699)	(1,259,134)
Changes in operating assets and liabilities:
Accounts receivable	(89,311)	(311,265)
Prepayments and other current assets	5,739,395	60,694
Inventories	(4,291,622)	(2,920,950)
Accounts payable	604,823	502,310
Advance from customers	87,729	102,170
Notes payable	-	(3,691,999)
Related parties	1,878,231	161,857
Accrued payroll and employee benefits	(35,990)	39,237
Other payables and accrued liabilities	(1,394,793)	558,026
Income taxes payable	(968,474)	454,984
Net Cash Provided by (Used in) Operating Activities	5,856,625	(812,309)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(981,150)	(3,472,355)
Acquisition of a subsidiary	-	(1,549,384)

Net Cash Used in Investing Activities	(981,150)	(5,021,739)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	2,273,360	-
Proceeds from short term bank loans	-	3,987,359
Proceeds from credit union loans	-	2,362,879
Repayment of bank loans	-	(11,637,180)

Net Cash Provided by (Used in) Financing Activities	2,273,360	(5,286,942)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(158,550)	137,936

Net Increase (Decrease) in Cash and Cash Equivalents	6,990,285	(10,983,054)

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	5,837,745	12,117,425

Cash, Cash Equivalents and Restricted Cash - End of Period	$12,828,030	$1,134,371

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$288,463	$445,860
Cash paid for income taxes	$1,369,690	$222,278

Cash and bank balances	12,828,030	1,134,371
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	12,828,030	1,134,371